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                                                                    EXHIBIT 99.3


                       FORM OF EXCHANGE AGENCY AGREEMENT

                                                                          , 1997
                                                          ----------------

Wilmington Trust Company
1110 N. Market Street
Rodney Square North
Wilmington, Delaware 19890-0001

Attention:       Corporate Trust Administration

Ladies and Gentlemen:

         K N Energy, Inc., a Kansas corporation, as Sponsor (the "Corporation"), and K N Capital Trust I, a Delaware statutory business trust (the "Trust"), hereby appoint Wilmington Trust Company ("Wilmington Trust") to act as exchange agent (the "Exchange Agent") in connection with an exchange offer by the Corporation and the Trust to exchange up to $100,000,000 aggregate Liquidation Amount of the Trust's 8.56% Series B Capital Trust Pass-through SecuritiesSM (the "Exchange Capital Securities"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like aggregate Liquidation Amount of the Trust's 8.56% Series A Capital Trust Pass-through SecuritiesSM (the "Old Capital Securities" and together with the Exchange Capital Securities, the "Capital Securities"). The terms and conditions of the exchange offer are set forth in a Prospectus dated ______________, 1997 (as the same may be amended or supplemented from time to time, the "Prospectus") and in the related Letter of Transmittal, which together constitute the "Exchange Offer." The registered holders of the Old Capital Securities or the Exchange Capital Securities, as applicable, are hereinafter referred to as "Holders." Capitalized terms used herein and not defined shall have the respective meanings described thereto in the Prospectus.

         On the basis of the representations, warranties and agreements of the Corporation, the Trust and Wilmington Trust contained herein and subject to the terms and conditions hereof, the following sets forth the agreement among the Corporation, the Trust and Wilmington Trust as Exchange Agent with respect to the Exchange Offer:

1.       APPOINTMENT AND DUTIES AS EXCHANGE AGENT.

         a. The Corporation and the Trust hereby appoint Wilmington Trust to act as Exchange Agent in connection with the Exchange Offer and Wilmington Trust agrees to act as Exchange Agent in connection with the Exchange Offer.
As Exchange Agent, Wilmington Trust will perform those services as are outlined herein, including, but not limited to, accepting tenders of Old Capital Securities and communicating generally regarding the Exchange Offer with brokers, dealers, commercial banks, trust companies and other persons, including Holders of the Old Capital Securities.
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         b.      The Corporation and the Trust acknowledge and agree that
Wilmington Trust has been retained pursuant to this Agreement to act solely as Exchange Agent in connection with the Exchange Offer, and in such capacity Wilmington Trust shall perform such duties in good faith as are outlined herein.

         c. Wilmington Trust will examine each of the Letters of Transmittal and certificates for Old Capital Securities and any other documents delivered or mailed to Wilmington Trust by or for Holders of the Old Capital Securities, and any Book-Entry Confirmations (as defined in the Prospectus) received by Wilmington Trust with respect to the Old Capital Securities, to ascertain whether: (i) the Letters of Transmittal and such other documents are duly executed and properly completed in accordance with the instructions set forth therein and that such Book-Entry Confirmations are in due and proper form and contain the information required to be set forth therein, (ii) the Old Capital Securities have otherwise been properly tendered, (iii) Old Capital Securities tendered in part are tendered in Liquidation Amounts of $100,000 (100 Capital Securities) and integral multiples of $1,000 in excess thereof and that if any Old Capital Securities are tendered for exchange in part, the untendered Liquidation Amount thereof is $100,000 (100 Capital Securities) or any integral multiple of $1,000 in excess thereof, and (iv) Holders have provided their correct Tax Identification Number and required certification. Determination of all questions as to validity, form, eligibility and acceptance for exchange of any Old Capital Securities shall be made by the Corporation or the Trust, whose determination shall be final and binding. In each case where the Letters of Transmittal or any other document has been improperly completed or executed or where a Book-Entry Confirmation is not in due and proper form or omits certain information, or any certificate for Old Capital Securities is not in proper form for transfer or some other irregularity or deficiency in connection with the tender or acceptance of the Old Capital Securities exists, Wilmington Trust will endeavor to advise the tendering Holder of Old Capital Securities of the irregularity or the deficiency in the tender and to take any other action as the Corporation or the Trust may request to cause such irregularity or deficiency to be corrected. Notwithstanding the above, Wilmington Trust shall not be under any duty to give any notification of any irregularities or deficiency in tenders or incur any liability for failure to give any such notification.

         d. With the approval of the President, any Vice President or the Treasurer or any Assistant Treasurer of the Corporation (such approval, if given orally, to be confirmed in writing), Wilmington Trust is authorized to waive any irregularities or other deficiency in connection with any tender of Old Capital Securities pursuant to the Exchange Offer.

         e. Tenders of Old Capital Securities may be made only as set forth in the Letters of Transmittal and in the section of the Prospectus captioned "The Exchange Offer" and Old Capital Securities shall be considered properly tendered only when tendered in accordance with the procedures set forth therein.

         f. Wilmington Trust shall advise the Corporation and the Trust of the aggregate Liquidation Amount of Old Capital Securities received by it as soon as possible after 5:00 p.m., New York City time, on the Expiration Date and accept the Corporation's or the Trust's instructions with respect to the disposition of such Old Capital Securities.

         g. Wilmington Trust shall deliver certificates for Old Capital Securities tendered in part to the transfer agent for split-up and shall return any untendered Old Capital Securities and all Old Capital Securities which have not been accepted by the Corporation and the Trust to the Holders thereof promptly after the expiration or termination of the Exchange Offer.




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         h.      Upon acceptance by the Corporation and the Trust of any Old
Capital Securities duly tendered pursuant to the Exchange Offer (such acceptance, if given orally, to be confirmed in writing), the Corporation and the Trust will cause Exchange Capital Securities in exchange therefor to be issued as promptly as possible and Wilmington Trust will deliver such Exchange Capital Securities on behalf of the Corporation and the Trust at the rate of $100,000 (100 Capital Securities) Liquidation Amount of Exchange Capital Securities for each $100,000 Liquidation Amount of Old Capital Securities tendered as promptly as possible after acceptance by the Corporation and the Trust of the Old Capital Securities for exchange and notice (such notice, if given orally, to be confirmed in writing) of such acceptance by the Corporation and the Trust. Unless otherwise instructed by the Corporation or the Trust, Wilmington Trust shall issue Exchange Capital Securities only in denominations of $100,000 (100 Capital Securities) Liquidation Amount or any integral multiple of $1,000 in excess thereof.

         i. Tenders pursuant to the Exchange Offer are irrevocable, except that, subject to the terms and the conditions set forth in the Prospectus and the Letter of Transmittal, Old Capital Securities tendered pursuant to the Exchange Offer may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date in accordance with the terms of the Exchange Offer.

         j. Notice of any decision by the Corporation and the Trust not to exchange any Old Capital Securities tendered shall be given by the Corporation or the Trust to Wilmington Trust either orally (if given orally, to be confirmed in writing) or in a written notice.

         k. If, pursuant to the Exchange Offer, the Corporation and the Trust do not accept for exchange all or part of the Old Capital Securities tendered because of an invalid tender, the occurrence of certain other events set forth in the Prospectus under the caption "The Exchange Offer -- Conditions to the Exchange Offer" or otherwise, Wilmington Trust shall, upon notice from the Corporation and the Trust (such notice, if given orally, to be confirmed in writing), promptly after the expiration or termination of the Exchange Offer return the certificates for unaccepted Old Capital Securities (or effect appropriate book - entry transfer), together with any related required documents and the Letters of Transmittal relating thereto that are in Wilmington Trust's possession, to the persons who deposited such certificates.

         l. Certificates, if issued in definitive form, for reissued Old Capital Securities, unaccepted Old Capital Securities or Exchange Capital Securities shall be forwarded (a) by first-class certified mail, return receipt requested, under a blanket surety bond obtained by Wilmington Trust protecting Wilmington Trust, the Corporation and the Trust from loss or liability arising out of the non-receipt or non-delivery of such certificates or (b) by registered mail insured by Wilmington Trust separately for the replacement value of each such certificate.

         m. Wilmington Trust is not authorized to pay or offer to pay any concessions, commissions or solicitation fees to any broker, dealer, commercial bank, trust company or other nominee or to engage or use any person to solicit tenders.

         n.      As Exchange Agent, Wilmington Trust:

                          (i) shall have no duties or obligations other than those specifically set forth herein or as may be subsequently agreed to in writing;





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                          (ii)    will make no representations and will have no
         responsibilities as to the validity, value or genuineness of any of the certificates for the Old Capital Securities deposited pursuant to the Exchange Offer, and will not be required to and will make no representation as to the validity, value or genuineness of the Exchange Offer;

                          (iii) shall not be obligated to take any legal action hereunder which might in Wilmington Trust's reasonable judgment involve any expense or liability, unless Wilmington Trust shall have been furnished with indemnity satisfactory to it and additional fees for the taking of such action;

                          (iv) may conclusively rely on and shall be protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, telegram or other document or security delivered to Wilmington Trust and reasonably believed by Wilmington Trust to be genuine and to have been signed by the proper party or parties;

                          (v) may conclusively act upon any tender, statement, request, comment, agreement or other instrument whatsoever (not only as to the due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein) which Wilmington Trust believes in good faith to be genuine and to have been signed or made by a proper person or persons;

                          (vi) may conclusively rely on and shall be fully protected in acting upon written or oral instructions from the President, any Vice President, the Treasurer or any Assistant Treasurer of the Corporation (such instruction, if given orally, to be confirmed in writing);

                          (vii) may consult with its own counsel with respect to any questions relating to Wilmington Trust's duties and responsibilities and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by Wilmington Trust hereunder in good faith and in accordance with the advice of such counsel;

                          (viii) shall not advise any person tendering Old Capital Securities pursuant to the Exchange Offer as to whether to tender or refrain from tendering all or any portion of its Old Capital Securities or as to the market value, decline or appreciation in market value of any Old Capital Securities that may or may not occur as a result of the Exchange Offer or as to the market value of the Exchange Capital Securities; and

                          (ix) shall take such action as may from time to time be requested by the Corporation or the Trust to furnish copies of the Prospectus, the Letter of Transmittal, the Notice of Guaranteed Delivery or such other forms as may be approved from time to time by the Corporation and the Trust to all persons requesting such documents and to accept and comply with telephone requests for information relating to the Exchange Offer. The Corporation and the Trust will furnish Wilmington Trust with copies of such documents at its request, and Wilmington Trust will furnish from its own inventory the Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

         o. Wilmington Trust shall advise orally and promptly thereafter confirm in writing to the Corporation and the Trust and such other person or persons as the Corporation and the Trust may





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request, daily (and more frequently during the week immediately preceding the
Expiration Date and if otherwise reasonably requested) up to and including the Expiration Date, the aggregate Liquidation Amount of Old Capital Securities which have been tendered pursuant to the terms of the Exchange Offer and the items received by Wilmington Trust pursuant to the Exchange Offer and this Agreement. In addition, Wilmington Trust will also provide, and cooperate in making available to the Corporation and the Trust or any such other person or persons as the Corporation and the Trust may request from time to time, such other information in its possession as the Corporation, the Trust or any such other person or persons as the Corporation and the Trust may designate may reasonably request (such request if made orally, to be confirmed in writing). Such cooperation shall include, without limitation, the granting by Wilmington Trust to the Corporation and the Trust, and such person or persons as the Corporation and the Trust may request, access to those persons on Wilmington Trust's staff who are responsible for receiving tenders, in order to ensure that immediately prior to the Expiration Date the Corporation and the Trust shall have received adequate information in sufficient detail to enable the Corporation and the Trust to decide whether to extend the Exchange Offer. Wilmington Trust shall prepare a final list of all persons whose tenders were accepted, the aggregate Liquidation Amount of Old Capital Securities tendered and the aggregate Liquidation Amount of Old Capital Securities accepted and deliver said list to the Corporation and the Trust.

         p. Letters of Transmittal, Book-Entry Confirmations and Notices of Guaranteed Delivery shall be stamped by Wilmington Trust as to the date and the time of receipt thereof and shall be preserved by Wilmington Trust for a period of time at least equal to the period of time Wilmington Trust preserves other records pertaining to the transfer of securities, or one year, whichever is longer, and thereafter shall be delivered by Wilmington Trust to the Corporation and the Trust. Wilmington Trust shall dispose of unused Letters of Transmittal and other surplus materials by returning them to the Corporation or the Trust.

2.       COMPENSATION.

         A fee of $3,000.00 will be payable by the Corporation to Wilmington Trust in its capacity as Exchange Agent; provided, however, that Wilmington Trust reserves the right to receive reimbursement from the Corporation for any reasonable out-of-pocket expenses incurred as Exchange Agent in performing the services described herein. The obligations of the Corporation hereunder shall survive the termination of this Agreement.

3.       INDEMNIFICATION.

         a. The Corporation and the Trust hereby agree to protect, defend, indemnify and hold harmless Wilmington Trust and its officers, directors, employees and agents from and against any and all costs, losses, liabilities, expenses (including reasonable counsel fees and disbursements) and claims imposed upon or asserted against Wilmington Trust on account of any action taken or omitted to be taken by Wilmington Trust in connection with its acceptance of or performance of its duties under this Agreement and the documents related hereto and to reimburse Wilmington Trust upon demand for the reasonable costs and expenses of defending itself against any claim or liability arising out of or relating to this Agreement and the documents related hereto. This indemnification shall survive the release, discharge, termination and/or satisfaction of this Agreement. Anything in this Agreement to the contrary notwithstanding, neither the Corporation nor the Trust shall be liable for indemnification or otherwise for any loss, liability, cost or expense to the extent arising out of Wilmington Trust's bad faith, gross negligence or willful misconduct. In no case shall the





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Corporation or the Trust be liable under this indemnification agreement with respect to any claim against Wilmington Trust until the Corporation and the Trust shall be notified by Wilmington Trust, by letter of the written assertion of a claim against Wilmington Trust or of any other action commenced against Wilmington Trust. Such notice shall be delivered promptly after Wilmington Trust shall have received any such written assertion or shall have been served with a summons in connection therewith, provided, that, Wilmington Trust's failure to give such notice shall not excuse the Corporation or the Trust from its obligations hereunder (except to the extent the Corporation or the Trust is prejudiced by such delay). The Corporation and the Trust shall be entitled to participate at their own expense in the defense of any such claim or other action, and, if the Corporation and the Trust so elect, the Corporation and the Trust may assume the defense of any pending or threatened action against Wilmington Trust in respect of which indemnification may be sought hereunder with counsel reasonably acceptable to Wilmington Trust, in which case the Corporation and the Trust shall not thereafter be responsible for the fees and disbursements of legal counsel for Wilmington Trust under this paragraph; provided, however, that the Corporation and the Trust shall not be entitled to assume the defense of any such action if the named parties to such action include the Corporation or the Trust and Wilmington Trust and representation of the parties by the same legal counsel would, in the written opinion of counsel for Wilmington Trust, be inappropriate due to actual or potential conflicting interests between them. It is understood that the Corporation and the Trust shall not be liable under this paragraph for the fees and disbursements of more than one legal counsel for Wilmington Trust. In the event that the Corporation and the Trust shall assume the defense of any such suit with counsel reasonably acceptable to Wilmington Trust, neither the Corporation nor the Trust shall thereafter be liable for the fees and expenses of any counsel retained by Wilmington Trust subsequent to such assumption of defense by the Corporation or the Trust.

         b. Wilmington Trust agrees that, without the prior written consent of the Corporation and the Trust (which consent shall not be unreasonably withheld), it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought in accordance with the indemnification provisions of this Agreement (whether or not Wilmington Trust, the Corporation, the Trust or any of their respective directors, officers and controlling persons is an actual or potential party to such claim, action or proceeding).

         c. The Corporation agrees to indemnify and hold harmless the Trust from and against any and all losses, claims, damages and liabilities whatsoever, which are due from the Trust under this Section.

4.       TAX INFORMATION.

         The Corporation and the Trust shall arrange to comply with all requirements under the tax laws of the United States, including those relating to missing Tax Identification Numbers, and shall file any appropriate reports with the Internal Revenue Service. The Corporation and the Trust understand that they are required, in certain instances, to deduct 31% with respect to Distributions paid on the Exchange Capital Securities and proceeds from the sale, exchange, redemption or retirement of the Exchange Capital Securities from Holders of Exchange Capital Securities who have not supplied their Taxpayer Identification Number or required certification. Such funds will be turned over to the Internal Revenue Service. Wilmington Trust shall notify the Corporation and the Trust of any Holder of Exchange Capital Securities who has failed to supply such Taxpayer Identification Number or certification.





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5.       GOVERNING LAW.

         This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State.

6.       NOTICES.

         Except as otherwise provided herein, any communication or notice provided for hereunder shall be in writing and shall be given (and shall be deemed to have been given upon receipt) by delivery in person, facsimile or overnight delivery or by registered or certified mail (postage prepaid, return receipt requested) to the applicable party at the addresses indicated below:

         If to the Corporation:

                 K N Energy, Inc.
                 370 Van Gordon Street
                 P.O. Box 281304
                 Lakewood, Colorado 80228-8304
                 Attention: Chief Financial Officer
                 Fax No.:  (303) 763-3517

         If to the Trust:

                 K N Capital Trust I
                 c/o K N Energy, Inc.
                 370 Van Gordon Street
                 P.O. Box 281304
                 Lakewood, Colorado 80228-8304
                 Attention: Chief Financial Officer
                 Fax No.:  (303) 763-3517

         If to Wilmington Trust Company:

                 Wilmington Trust Company
                 1110 N. Market Street
                 Rodney Square North
                 Wilmington, Delaware 19890-0001
                 Corporate Trust Administration
                 Attention:
                 Fax No.:
                 (302) 651-1576

or, as to each party, at such other address as shall be designated by such party in a written notice complying as to delivery with the terms of this Section.

7.       PARTIES IN INTEREST.

         This Agreement shall be binding upon and inure solely to the benefit of each party hereto and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person





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any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Without limitation of the foregoing, the parties hereto expressly agree that no Holder of Old Capital Securities or Exchange Capital Securities shall have any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.       COUNTERPARTS.

         This Agreement may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which when so executed shall be deemed an original, and all of such counterparts shall together constitute one and the same agreement.

9.       CAPTIONS.

         The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

10.      ENTIRE AGREEMENT; AMENDMENT.

         This Agreement constitutes the entire understanding of the parties hereto with respect to the subject matter hereof. This Agreement may not be amended or modified nor may any provision hereof be waived except in writing signed by each party to be bound thereby.

11.      TERMINATION.

         This Agreement shall terminate upon the earliest of (a) the 90th day following the expiration, withdrawal or termination of the Exchange Offer, (b) the close of business on the date of actual receipt of written notice by Wilmington Trust from the Corporation and the Trust stating that this Agreement is terminated, (c) one year following the date of this Agreement, and (d) the time and date on which this Agreement shall be terminated by mutual consent of the parties hereto.

12.      MISCELLANEOUS.

         Wilmington Trust hereby acknowledges receipt of the Prospectus and the forms of the Letter of Transmittal and the Notice of Guaranteed Delivery and further acknowledges that it has examined each of them. Any inconsistency between this Agreement, on the one hand, and the Prospectus and the forms of the Letter of Transmittal and the Notice of Guaranteed Delivery (as they may be amended or supplemented from time to time), on the other hand, shall be resolved in favor of the latter three documents, except with respect to the duties, liabilities, rights, powers and indemnification of Wilmington Trust as Exchange Agent, which shall be controlled by this Agreement.





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         Kindly indicate your willingness to act as Exchange Agent and your acceptance of the foregoing provisions by signing in the space provided below for that purpose and returning to the Corporation a copy of this Agreement so signed, whereupon this Agreement and Wilmington Trust's acceptance shall constitute a binding agreement among Wilmington Trust, the Corporation and the Trust.

                                            Very truly yours,

                                            K N ENERGY, INC.

                                            By:
                                               --------------------------------
                                            Name:
                                                 ------------------------------
                                            Title:
                                                  -----------------------------

                                            K N CAPITAL TRUST I


                                            By:
                                               --------------------------------
                                            Name:
                                                 ------------------------------
                                            Title: Administrative Trustee
                                                  -----------------------------



Accepted and agreed to as of
the date first written above:

WILMINGTON TRUST COMPANY,
as Exchange Agent

By:
   --------------------------------
Name:
     ------------------------------
Title:
      -----------------------------




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